PROSPECTUS SUPPLEMENT NO. 9 To Prospectus dated May 9, 2008	Filed Pursuant to Rule 424(b)(3) Registration No. 333-129842

Computer Software Innovations, Inc.

14,435,472 SHARES OF COMMON STOCK

This Prospectus Supplement supplements the Prospectus dated May 9, 2008, as amended and supplemented, relating to the offer and sale by the selling stockholder identified in the Prospectus of up to 14,435,472 shares of common stock of Computer Software Innovations, Inc. (the “Company”).

This Prospectus Supplement includes the Company’s Form 8-K dated September 24, 2008 filed with the Securities and Exchange Commission on September 24, 2008.

The information contained in the report included in this Prospectus Supplement is dated as of the period of such report. This Prospectus Supplement should be read in conjunction with the Prospectus dated May 9, 2008, as supplemented on June 4, 2008, July 2, 2008, July 16, 2008, July 17, 2008, August 5, 2008, August 25, 2008, September 17, 2008 and September 17, 2008, which Prospectus Supplements are to be delivered with this Prospectus Supplement. This Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement updates and supersedes the information contained in the Prospectus dated May 9, 2008, including any supplements or amendments thereto.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 9 is September 24, 2008.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) September 24, 2008

COMPUTER SOFTWARE INNOVATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-51758	98-0216911
(Commission File Number)	(IRS Employer Identification No.)

900 East Main Street, Suite T, Easley, South Carolina	29640
(Address of principal executive offices)	(Zip Code)

(864) 855-3900

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

Computer Software Innovations, Inc. (the “Company”) is furnishing as Exhibit 99.1 a PowerPoint presentation to be presented in various locations to interested persons. The presentation contains certain forward-looking financial information concerning the Company.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits.

The following exhibit is furnished as part of this report:

Exhibit Number	Description

Exhibit 99.1	PowerPoint Investor Presentation (September 2008)

Forward-Looking and Cautionary Statements

This report contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Among other things, these statements relate to our financial condition, results of operations and future business plans, operations, opportunities and prospects. In addition, we and our representatives may from time to time make written or oral forward-looking statements, including statements contained in other filings with the Securities and Exchange Commission and in our reports to stockholders. These forward-looking statements are generally identified by the words or phrases “may,” “could,” “should,” “expect,” “anticipate,” “plan,” “believe,” “seek,” “estimate,” “predict,” “project” or words of similar import. These forward-looking statements are based upon our current knowledge and assumptions about future events and involve risks and uncertainties that could cause our actual results, performance or achievements to be materially different from any anticipated results, prospects, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements are not guarantees of future performance. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date that we make them. We do not undertake to update any forward-looking statement that may be made from time to time by or on our behalf.

In our most recent Form 10-K, we have included risk factors and uncertainties that might cause differences between anticipated and actual future results. We have attempted to identify, in context, some of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. The operations and results of our software and systems integration businesses also may be subject to the effects of other risks and uncertainties, including, but not limited to:

•	a reduction in anticipated sales;

•	an inability to perform customer contracts at anticipated cost levels;

•	our ability to otherwise meet the operating goals established by our business plan;

•	market acceptance of our new software, technology and services offerings;

•	an economic downturn; and

•	changes in the competitive market place and/or customer requirements.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPUTER SOFTWARE INNOVATIONS, INC.

By:	/s/ David B. Dechant
Name:	David B. Dechant
Title:	Chief Financial Officer

Date: September 24, 2008

CSI Technology Outfitters®

schoolgear govgear bizgear

Computer Software Innovations, Inc. OTC BB: CSWI Investor Presentation September 2008 1 Exhibit 99.1

This presentation contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward looking statements often address our expected future business and financial performance, and often contain words such as “may,” “could,” “should,” “expect,”
“believe,” “seek,” “estimate,” “predict,” or “project.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from economic health of the software and technology industry, demand for CSI’s products and engineering services, competitive pricing pressures and the availability of necessary financing. In addition, other risks are more fully described in CSI’s 2007 Form 10-K and other filings with the Securities and
Exchange Commission. These uncertainties may cause our actual results to be materially different from those expressed in our forward-looking statements. We do not undertake to update our forward-
looking statements.
Safe Harbor

CSI, Inc. Overview
OTCBB:CSWI
Headquarters:
Easley, SC
225 Employees
4 offices
Provider of software and technology solutions to southeast
education and government markets
Customer base: 600+ K-12 school districts,
colleges/universities, city/county governments, non-profit
organizations
Solutions
Proprietary SmartFusion® software suite
• Accounting, billing, payroll, workflow
Connected Classroom
• Interactive white boards, video conferencing, Microsoft web portal
Network infrastructure & end-devices
• Design, installation, hardware, computing, printing, imaging
Convergence applications
• IP telephony, IP video
Network management
• Disaster recovery, archiving, identity lifecycle, performance

Founded 1989
Released Financial
Management Software
1999
Released CSI
Accounting+Plus
for Windows
2007
Released SmartFusion
Microsoft.Net/SQL
1999
Added Technology Div.
Selling Computer &
Network Hardware
2001
Added
IP Telephony
2003
Added
IP Surveillance
2003
Added
Interactive
Whiteboards
2004
Added
Classroom Audio
2005
Added
Network Security
2006
Added Storage and
Disaster Recovery
2005
Created Publicly
Traded
Company: CSWI
2007
Acquired  McAleer
Computer Associates/
Alabama
2008
Acquired  ICS/
North Carolina
4
Company Timeline
2008
Acquired
Version3/
South Carolina

CSI Technology Outfitters

VARBusiness 500 COMPANY

INGRAM MICRO

Elliott Davis Presents

CRN

Recognition
2008, 2007, 2006, 2005, 2004 VAR Business 500
2004, 2003, 2002 Elliott Davis: SC Fastest Growing Companies
2005 VAR Business: Government 100
2004 VAR Business: 50 Fastest Growing Technology Companies
2004 VAR Business: Technology Innovator Award-Application Development
2003 CRN: Top 5 Rising Stars
2003 Ingram Micro: Nation’s Fastest Growing K-12 Sector

CSI Technology Outfitters

$55.2
+ 93%
$28.6
+ 78%
+ 906%
+ 298%
$11.3
$6.4
$4.8
$1.7
$0.5
($0.9)
Revenue
Gross Profit
Net Income
EBITDA (1)
FY 06
FY 07

6 ($ in millions) FY 2007 (12.31.07) Year/Year Growth State of the Business 1 EBITDA is a non-GAAP financial measure. See reconciliation to GAAP measure provided in Financial section.

CSI Technology Outfitters

$17.1
$17.6
+ 2.6%
$4.0
$4.6
+ 15%
$1.2
$1.4
+ 21%
$2.2
$2.3
+ 4.1%
Revenue
Gross Profit
Net Income
EBITDA (1)
Q2 '07
Q2 '08

7 ($ in millions) Q2 2008 Year/Year Growth State of the Business 1 EBITDA is a non-GAAP financial measure. See reconciliation to GAAP measure provided in Financial section.

Strong Gross Margins
Software 44.6%; Technology 20.2%
Recurring Revenue Stream (50% of Software Revenue)
Stable Public Sector Markets
Excellent collection history
Ongoing technology budgets
Accelerated Market Share Growth via Acquisitions
ICS (Greensboro, NC) April 2008
• Gained 85 municipal customers, expanded NC territory
McAleer (Mobile, AL) in January 2007
• Gained 180 K12 school districts; created footprint in new markets
State of the Business

Market Demand For Connected Classroom
Increase Customer Base In Existing Markets
Leverage Solution Portfolio:
– Sell CSI Solutions To Customers Gained In Acquisitions
– Cross-Sell Existing Customers
Continue Expanding Into New Geographies
Growth Drivers

Growth Drivers

School rooms with
Internet access
1
1994: 3%
2005: 93%
Public schools providing
handheld computers to
students or teachers
1
2003: 10%
2005: 19%
K12 enrollment in South
region  projected to
grow 17% through 2016–
highest growth in the
country
1
U.S. has highest
growth rate for interactive
white boards
2
55% in 2007
Grow via demand for connected classroom
10
1 Source: Dept. of Education- Nat’l Center for Education Statistics
2 Source: Decision Tree Consulting 2008 Study
Growth Components

South Carolina
Classrooms ² : 16,712
Potential: $69 - $94 million
Grow via demand for connected classroom
North Carolina
Classrooms ² : 78,042
Potential: $320 - $437 million
11
New School
Spending AL/NC/SC
1
$2.6 billion
+23% y/y
vs. +8% total U.S.
Alabama
Classrooms ² : 24,414
Potential: $100 - $137 million
1 Source: Dept. of Education-
Nat’l Center for Education Statistics
$489 - $668 million
potential in CSI
Promethean states
2
2 Source: Dept. of Education- Nat’l Center
for Education Statistics.
Classrooms already equipped by CSI have
been excluded from the base used to project
remaining potential.
State Prospects

Grow via increasing customer base in existing markets
CSI
Core Markets
12
Opportunities in Core Markets
Matching CSI Target Profile
408 ...county governments
1
2,664 ...city governments
2
439 ...library systems
1
476 ...colleges/universities
3
595 ...K12 school districts
3
8,295 ...K12 schools
3
Core Market Opportunity
Sources:
1
Dept. of Census
2
Nat’l League of Cities
3
Dept. of Education- Nat’l Center for Education Statistics

CSI Technology Outfitters

TANDBERG

PROMETHEAN
LIGHTING THE FLAME OF LEARNING

PhonicEar

Cisco Systems

IronPort Systems

frontrow
for active learning

Cistera Networks

Microsoft

hp
invent

intel

Grow via leveraging solution portfolio
Sell CSI Solutions to
Acquired Customers
180 K12 school districts
85 city governments
Cross-Sell Existing
Customers
Network
Infrastructure &
End-Devices
SmartFusion®
Proprietary
Software Suite
Connected
Classroom
Network
Management
Convergence
Applications

CSI Solutions

Grow via continued expansion into new geographies
CSI
Core Markets
Total
U.S.
3,100 County Governments
1
36,000 City Governments
2
14,000 School Districts
3
Total
U.S.
14
1 Source: Dept of Census
2 Source: National League of Cities
3 Source: Dept. of Education- National Center for Education Statistics
Nationwide Prospects

CSI Technology Outfitters

Scutheast Territory Map

KANSAS
MISSOURI
ILLINOIS
INDIANA
Louisville
Evansville
KENTUCKY
WEST VIRGINIA
Richmond
Newport News
Virginia Beach
VIRGINIA
OKLAHOMA
UNITED STATES
Nashville
TENNESSEE
Knoxville
Winston-Salem
Raleigh
Memphis
ARKANSAS
Charlotte
NORTH CAROLINA
Chattanooga
Huntsville
SOUTH CAROLINA
Columbia
Atlanta
Birmingham
Augusta
Shreveport
MISSISSIPPI
Jackson
ALABAMA
Macon
Existing Territory
GEORGIA
Montgomery
TEXAS
Expansion Territory
Savannah
Atlantic Ocean
LOUISIANA
Baton Rouge
Mobile
New Orleans
Jacksonville
Gulf of Mexico
Orlando
Tampa
FLORIDA
Miami
THE BAHAMAS
Nassau
0 mi
100
200
300
400

Successful “Beachhead” Strategy
2007 McAleer Acquisition
1. Acquisition creates
beachhead
Immediate revenue &
positive cash flow
2. Sell CSI solutions to
acquired accounts
3. Use CSI solutions to
attract new customers
4. Expand sales force into
contiguous  territories
Grow via continued expansion into new geographies

Expansion Strategy

Summary of Capitalization as of 9.1.08
Common Shares Outstanding
1
7.1 M
F/D Shares Outstanding 12.3 M
Full Potential Diluted 20.5 M
Warrant Conversion Yields $ 8.7 M
52 Wk Trading Range $ 0.85 - $1.70
Current Share Price $ 0.95
Current Market Cap $ 5.9 M
Management/Board Ownership
2.2 Million Shares= 31% of Common
outstanding; 16% outstanding shares
(common & preferred)
Select Financials
16
Key Statistics YTD thru 6.30.08
Fiscal Year Ends Dec 31 EPS (Fully Diluted) $ 0.12
Revenue FY 2007 $ 55.2 M Total Assets $ 24.5 M
Revenue TTM
2
$ 56.1 M Total Debt
EBITDA
3
FY 2007 $ 4.8 M With Sub-Debt $ 6.4 M
EBITDA
3
TTM
2
$ 5.2 M Without Sub-Debt $ 4.4 M
3
EBITDA is a non-GAAP financial measure. See reconciliation to GAAP measure provided in Financial section.
2
TTM: Trailing Twelve Months is a sum of the past 12 month timeframe.
1
Common shares outstanding includes 0.8 M shares held in trust related to Version3 acquisition.

CSI Technology Outfitters

$55.2
$28.6
$24.3
$11.3
$6.5
$6.4
$3.1
($0.2)
($0.2)
$1.7
($0.8)
($0.9)
$4.8
$0.1
$0.5
Revenue
Gross Profit
Operating Income
Net Income
EBITDA (1)
FY 05
FY 06
FY 07

Select Financials ($ in millions) 1 EBITDA is a non-GAAP financial measure. See reconciliation to GAAP measure provided in Financial section. 17 Income Statement 3-Year Trend

CSI Technology Outfitters

$6.2
$6.5
$9.4
$7.6
$9.5
$16.2
$8.1
$9.4
$12.4
$8.1
$9.6
$13.7
($0.5)
($0.1)
$2.5
Total Current Assets
Total Assets
Total Current Liabilities (1)
Total Liabilities
Stockholder's Equity (Deficit)
FY 05
FY 06
FY 07

Select Financials ($ in millions) 18 Balance Sheet 3-Year Trend 1 Includes deferred revenue, such as revenue from recurring support agreements.

EBITDA
Non-GAAP Financial Measure: Explanation and Reconciliation of EBITDA
EBITDA is a non-GAAP financial measure used by management, lenders and certain investors as a supplemental measure in the evaluation of some aspects of a corporation's financial position and core operating performance. Investors sometimes use EBITDA as it allows for some level of comparability of profitability trends between those businesses differing as to capital structure and capital intensity by removing the impacts of depreciation and amortization. EBITDA does not include changes in major working capital items such as receivables, inventory and payables, which can also indicate a significant need for, or source of, cash. Since decisions regarding capital investment and financing and changes in working capital components can have a significant impact on cash flow, EBITDA is not a good indicator of a business's cash flows. We use EBITDA for evaluating the relative underlying performance of the Company's core operations and for planning purposes, including a review of this indicator and discussion of potential targets in the preparation of annual operating budgets. We calculate EBITDA by adjusting net income or loss to exclude net interest expense, income tax expense or benefit and depreciation and amortization, thus the term "Earnings Before Interest, Taxes, Depreciation and
Amortization" and the acronym "EBITDA."
EBITDA is presented as additional information because management believes it to be a useful supplemental analytic measure of financial performance of our core business, and as it is frequently requested by sophisticated investors.
However, management recognizes it is no substitute for GAAP measures and should not be relied upon as an indicator of financial performance separate from GAAP measures (as discussed further below).
When evaluating EBITDA, investors should consider, among other things, increasing and decreasing trends in the measure and how it compares to levels of debt and interest expense, ongoing investing activities, other financing activities and changes in working capital needs. Moreover, this measure should not be construed as an alternative to net income
(as an indicator of operating performance) or cash flows (as a measure of liquidity) as determined in accordance with
GAAP.
While some investors use EBITDA to compare between companies with different investment and capital structures, all companies do not calculate EBITDA in the same manner. Accordingly, the EBITDA presented below may not be comparable to similarly titled measures of other companies.
A reconciliation of net income reported under GAAP to EBITDA is provided in the following slide.

Reconciliation of EBITDA
Amounts in Thousands $
Three Months Ended
June 30
Year Ended
December 31
TTM Ended
June 30
2008 2007 2007 2006
Reconciliation of Net income
(loss) per GAAP to EBITDA:
Net income (loss) per GAAP $ 1,012 $ 903 $ 1,741 $ (880) $ 1,993
Adjustments:
Income tax expense 674 776 855 (98) 855
Interest expense, net 131 152 549 406 528
Depreciation and
amortization of fixed assets
and trademarks
180 129 525 338 609
Amortization of software
development costs
314 259 1,109 709 1,208
EBITDA $ 2,310 $ 2,219 $ 4,779 $ 475 $ 5,193
20
1
TTM: Trailing Twelve Months is a sum of the past 12 month timeframe.
1

Nancy K. Hedrick
• CEO & President
• 27 yrs in IT
• President of CSI since 1989
Thomas P. Clinton
• Sr. VP of Strategic Partnerships
• 22 yrs in IT
• VP at CSI since 1999
David Dechant, CPA
• Chief Financial Officer
• 22 yrs in Finance
(including Conso Int’l Corp & Warner-Lambert)
• CFO at CSI since 2005
Beverly N. Hawkins
• Sr. VP of Software Development,
Implementation & Support
• 21 yrs in IT
• VP of CSI since 1989
William J. Buchanan
• Sr. VP of Delivery & Support
• 22 yrs in IT
• VP at CSI since 1999
Senior Management Team

Advantages of business model
– Strong gross margins
– Recurring revenue stream
– Focused on public sector markets with stable budgets
Positioned for continued growth
– Market demand for connected classroom solutions
– Customer base growth in existing markets
– Leverage solution portfolio with newly acquired and existing customers
– Continue expanding into new geographies
Investment Summary

Company Contact
David Dechant, CFO
ddechant@csioutfitters.com
Telephone: 864.855.3900
Company Website: www.csioutfitters.com
Investor Contact
Alliance Advisors, LLC
Mark McPartland
markmcp@allianceadvisors.net
Telephone: 910.221.1827
23
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